FOR IMMEDIATE RELEASE
DATE: OCTOBER 8, 2014
ARC GROUP WORLDWIDE, INC. REPORTS RECORD FISCAL YEAR 2014 RESULTS

For the fiscal year ended June 30, 2014, compared to the fiscal year ended June 30, 2013:

•	Sales of $82.9 million, compared to $68.5 million, an increase of 21.0%

•	Gross Profit of $24.2 million, compared to $18.3 million, an increase of 32.2%

•	Net Income Attributable to ARC of $4.5 million, compared to $3.0 million, an increase of 50.0%

•	Adjusted EBITDA of $13.7 million, compared to $9.6 million, an increase of 42.7%

•	Adjusted Earnings of $5.5 million, compared to $4.3 million, an increase of 27.9%

•	Adjusted EPS of $0.38 per share, compared to $0.31 per share, an increase of 22.6%
DELAND, FL., October 8, 2014/PRNewswire/--ARC Group Worldwide, Inc. ("ARC") (NASDAQ: ARCW), a leading global provider of advanced manufacturing and 3D printing solutions, today announced its fiscal year 2014 (June 30, 2014) results and preliminary fiscal first quarter 2015 (September 28, 2014) revenue results.
Fiscal Year Ended June 30, 2014 Operating Results
Overall fiscal year 2014 results represent a record year of performance for ARC. Sales for the year were $82.9 million, reflecting 21.0% growth over fiscal year 2013. The strength in sales largely reflects the robust demand across the high growth markets the Company serves, including the medical/dental, aerospace, automotive, and firearm/defense industries.
Gross profit was $24.2 million, an increase of 32.2% over the prior year period. The increase in gross profit reflects the underlying operating leverage in ARC’s business, as the Company scales revenue and continues to improve efficiencies in its manufacturing process.
Adjusted EBITDA was $13.7 million for the year, an increase of 42.7% over the prior year period. Adjusted EBITDA margins improved to 16.5% from 14.0%, year over year. Adjusted Earnings were $5.5 million, an increase of 27.9%, and adjusted EPS was $0.38 per share, an increase of 22.6%.
Fiscal Year Fourth Quarter Operating Results
Fiscal year fourth quarter 2014 revenue was $23.7 million, an increase of 21.5% compared to the prior year period. The increase was largely the product of acquisitions completed during the period. The modest organic sales growth reflects a recent slowdown in the firearm/defense industry and the sales cycle inherent in the overall business. Given the nature of the production cycle, the Company regularly experiences ‘non-linear’ quarterly orders.
Gross profit for the period was $5.8 million, an increase of 3.6% compared to the prior year period. Adjusted EBITDA was $2.2 million, a decline of 38.9% over the prior year period. Adjusted Earnings were $(0.1) million and adjusted EPS was $0.00 per share. Results were driven by increased investment in sales and marketing, lower production volumes, and the integration of three acquisitions during the quarter. In particular, selling, general and administrative expense increased $2.2 million compared to the prior year period. This increase was largely the product of: (i) $1.1 million in incremental expenses related to the acquisition of Advance Tooling Concepts, LLC ("ATC") including $469 thousand of non-cash intangible asset amortization expense; and (ii) $600 thousand of employee bonuses, of which only approximately 25% of the bonuses will be recurring going forward on a quarterly basis. While Management believes a portion of these costs can be eliminated in the future, the Company estimates it could take at least a year before the benefits of cross-selling and margin improvement from the integrated entities offset the investment in sales and marketing.

Key Quarterly Events

•	In June 2014, the Company completed its asset purchase of Kecy Corporation and subsequently renamed the entity Kecy Metal Technologies ("Kecy"). Kecy focuses on precision metal stamping.

•
In April 2014, the Company completed the acquisition of ATC, a leader in high quality plastic injection molding and specialized tool making, offering a wide variety of products and services including a state-of-the-art tool room, automated molding operations, and a Class 100,000 medical clean room.

•	Also in April 2014, the Company completed the acquisition of Thixoforming LLC ("Thixoforming"), a leader in magnesium injection molding.

•
Simultaneous with the ATC and Thixoforming acquisitions, the Company entered into a new $90 million senior secured credit facility, consisting of a $20 million senior secured revolving credit facility, a $45 million senior secured term loan facility, and a $25 million senior secured delayed draw term loan facility.

First Quarter 2015 Preview
Based on preliminary results for the first quarter ended September 28, 2014, ARC expects record sales of approximately $28 million, an increase of over 50% compared to the first fiscal quarter of 2014. The increase in sales is largely attributed to ARC’s recent acquisitions.
Jason Young, Chairman and CEO, commented, “We are pleased to report strong annual results. We believe our holistic strategy of combining additive and subtractive manufacturing, along with the implementation of technology in traditional manufacturing, will continue to position ARC as an ideal supplier to our customer base, while helping clients accelerate their speed-to-market.” Mr. Young further added, “On the heels of three record quarters, we are not surprised by the more modest organic sales results of the fourth quarter. Also, as we experienced with the Advance Forming Technologies ("AFT") acquisition, the first several quarters post acquisition tend to lag as we incur upfront costs and the combined companies implement procedures and processes geared towards long-term improvement. Now two years since the AFT acquisition, we have more than doubled EBITDA at those facilities.”
Mr. Young continued, “ARC’s fiscal 2012 total annual revenue was approximately $30 million.  Two years later, we are approaching that level of revenue in only three months based on our preliminary 2015 fiscal first quarter results.  As such, we remain convinced in our market opportunity, business model, and strategy.”
GAAP to Non-GAAP Reconciliation
Adjusted Earnings, Adjusted EPS, and Adjusted EBITDA are non-GAAP financial measures. Adjusted Earnings represents the results of operations net of unusual expenses incurred during the period. We have provided this non-GAAP financial information to aid in better understanding the company's performance absent these charges. Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. The reconciliation to GAAP is as follows (in thousands, except for share and per share amounts):

For the year ended:	June 30, 2014	June 30, 2013
Net Income Attributable to ARC Group Worldwide, Inc. (GAAP)	$4,516	$3,039
Plus: Merger Expense	536	1,637
Plus: Share-Based Compensation	701	—
Plus: Reorganization Expenses (1)	351	—
Less: Gain on Bargain Purchase	—	(381)
Less: Gain on Early Extinguishment of Debt (2)	(578)	—
Adjusted Earnings (Non-GAAP)	$5,526	$4,295
Plus: Interest Expense, Net	1,399	1,142
Plus: Income Taxes	2,411	722
Plus: Depreciation and Amortization	4,385	3,393
Adjusted EBITDA (Non-GAAP)	$13,721	$9,552
Weighted Average Common Shares	14,590,297	13,742,683
Adjusted Earnings Per Share (Non-GAAP)	$0.38	$0.31

For the three months ended:	June 30, 2014	June 30, 2013
Net Income Attributable to ARC Group Worldwide, Inc. (GAAP)	$163	$1,582
Plus: Merger Expense	342	—
Less: Gain on Early Extinguishment of Debt (2)	(578)	—
Adjusted Earnings (Non-GAAP)	$(73)	$1,582
Plus: Interest Expense, Net	618	604
Plus: Income Taxes	(7)	415
Plus: Depreciation and Amortization	1,681	975
Adjusted EBITDA (Non-GAAP)	$2,219	$3,576
Weighted Average Common Shares	14,673,205	14,181,545
Adjusted Earnings Per Share (Non-GAAP)	$0.00	$0.11

(1) Reorganization costs consist of severance costs incurred to realize operating efficiencies.
(2) Gain on extinguishment of debt is a result of the redemption of the Company's convertible note in connection with the Company entering into a new credit agreement.

Other Events
As of June 30, 2014, the Company had approximately $77.2 million of indebtedness on a consolidated basis. The Company had an aggregate of approximately $76.9 million in outstanding borrowings under its RBS Citizens, N.A. (“RBSC”) $90 million credit facility. Under the terms of the credit agreement governing the RBSC credit facility, the Company is required to maintain certain financial covenant ratios. The Company has determined that as of June 30, 2014, it was not in compliance with certain of the financial covenant ratios which constitute an event of default under the credit agreement. The Company is in negotiations with RBSC and anticipates obtaining waivers regarding the non-compliance matters, however, the waivers have not yet been obtained.
In conjunction with the filing of the Company’s Annual Report on Form 10-K for the year ended June 30, 2014, the Company will include a statement of a material weakness in its internal controls over the preparation of the Company’s consolidated financial statements. Company management believes that the material weakness has not affected the accuracy or validity of the Company’s accounting, however, the Company will continue to implement process improvement initiatives and augment its staffing to address the underlying causes of the material weakness. Further discussion of the material weakness can be found in the Company's Form 10-K to be filed with the SEC on October 14, 2014.
About ARC Group Worldwide, Inc.
ARC Group Worldwide, Inc. is a leading global advanced manufacturing and 3D printing service provider. Founded in 1987, the Company offers its customers a compelling portfolio of advanced manufacturing technologies and cutting-edge capabilities to improve the efficiency of traditional manufacturing processes and accelerate their time to market. In addition to being a world leader in metal injection molding (“MIM”), ARC has significant expertise in 3D printing and imaging, materials science, advanced tooling, automation, machining, stamping, plastic injection molding, lean manufacturing, and robotics. For more information about ARC Group Worldwide, Inc. please visit www.ArcGroupWorldwide.com, or its operating subsidiaries at www.3DMaterialTechnologies.com, www.AFTmim.com, www.AFTmimHU.com, www.ARCmim.com, www.ArcWireless.net, www.ATCmold.com, www.FloMet.com, www.GeneralFlange.com, www.Injectamax.com, www.KecyCorporation.com, www.TeknaSeal.com, and www.ThixoWorks.com.

IMPORTANT INFORMATION
This press release may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC's current expectations, estimates and projections about future events. These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC's ability to expand its services and realize growth. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries. Accordingly, actual results may differ materially. ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by ARC with the Securities and Exchange Commission ("SEC"), including its Form 10-K for the fiscal year ended June 30, 2013 and Form 10-Q for the period ended March 30, 2014, as well as current reports on Form 8-K filed from time-to-time with the SEC.
CONTACT: Drew M. Kelley
PHONE: (303) 467-5236
Email: InvestorRelations@ArcGroupWorldwide.com

ARC Group Worldwide, Inc.
Consolidated Statements of Operations
(in thousands, except for share and per share amounts)

	For the three months ended June 30,		For the year ended June 30,
	2014	2013	2014	2013
Sales	$23,654	$19,507	$82,926	$68,486
Cost of sales	17,805	13,957	58,693	50,194
Gross profit	5,849	5,550	24,233	18,292
Selling, general and administrative	5,266	3,084	15,731	11,620
Merger expenses	342	—	536	1,637
Income from operations	241	2,466	7,966	5,035
Other income (expense), net	579	93	588	52
Gain on bargain purchase	—	—	—	381
Interest expense, net	(618)	(604)	(1,399)	(1,142)
Income before income taxes	202	1,955	7,155	4,326
Income tax expense	(7)	415	2,411	722
Income from continuing operations	209	1,540	4,744	3,604
Gain (loss) from discontinued operations, net of tax benefit of $0 and $132	—	134	—	(274)
Net income	209	1,674	4,744	3,330
Less: Net income attributable to non-controlling interest	46	92	228	291
Net income attributable to ARC Group Worldwide, Inc.	$163	$1,582	$4,516	$3,039

Amounts attributable to ARC Group Worldwide, Inc.
Net income from continuing operations	$163	$1,448	$4,516	$3,313
Net income (loss) from discontinued operations	—	134	—	(274)
Net income attributable to ARC Group Worldwide, Inc.	$163	$1,582	$4,516	$3,039

Net income (loss) per common share:
Continuing operations (net of non-controlling interest)	$0.01	$0.10	$0.31	$0.24
Discontinued operations (net of non-controlling interest)	—	0.01	—	(0.02)
Basic and diluted	$0.01	$0.11	$0.31	$0.22

Weighted average common shares outstanding:
Basic and diluted	14,673,205	14,181,545	14,590,297	13,742,683